EXHIBIT 10.1

STOCK PURCHASE AGREEMENT

By and Between

HEALTHTRONICS, INC.

AND

ATLANTIC UROLOGICAL ASSOCIATES, P.A.

Regarding the stock of

OCEAN RADIATION THERAPY, INC.

October 10, 2008

TABLE OF CONTENTS

ARTICLE I DEFINITIONS

ARTICLE II PURCHASE AND SALE OF TARGET SHARES
         2.1 Basic Transaction
         2.2 Purchase Price; Payment
         2.3 The Closing
         2.4 Deliveries at the Closing
         2.5 Purchase Price Adjustment

ARTICLE III REPRESENTATIONS AND WARRANTIES OF SELLER7
         3.1 Organization of the Seller
         3.2 Authorization of Transaction
         3.3 Noncontravention
         3.4 Litigation
         3.5 Operation of Business
         3.6 Broker's Fees
         3.7 Target Shares

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF THE BUYER8
         4.1 Organization of the Buyer
         4.2 Authorization of Transaction
         4.3 Noncontravention
         4.4 Brokers' Fees
         4.5 Investment

ARTICLE V REPRESENTATIONS AND WARRANTIES CONCERNING THE TARGET
         5.1 Organization, Qualification, and Corporate Power
         5.2 Capitalization
         5.3 Noncontravention
         5.4 Consent to Transaction
         5.5 Broker's Fees
         5.6 Tangible Assets
         5.7 Receivables
         5.8 Legal Compliance
         5.9 Real Property
         5.10 Contracts
         5.11 Powers of Attorney
         5.12 Employee Matters
         5.13 Books and Records
         5.14 Financial Statements
         5.15 Permits
         5.16 Subsidiaries
         5.17 Undisclosed Liabilities
         5.18 Tax Matters
5.19 Intellectual Property	Page 1 5 5 5 6 6 6 7 7 7 7 7 7 8 8 8 8 8 8 8 9 9 9 9 9 9 9 10 10 10 10 10 12 12 12 12 12 12 13
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         5.20 Insurance
         5.21 Litigation
         5.22 Environmental, Health, and Safety Matters; Permits
         5.23 Events Subsequent to Most Recent Fiscal Month End.
         5.24 Disclosure

ARTICLE VI POST-CLOSING COVENANTS
         6.1 General
         6.2 Disposition of Certain Debt of Seller
         6.3 Transition
         6.4 Noncompetition
         6.5 Target Employee Bonuses

ARTICLE VII CONDITIONS TO OBLIGATION TO CLOSE AND POST-CLOSING MATTERS
         7.1 Conditions to Obligation of the Buyer
         7.2 Conditions to Obligation of the Seller
         7.3 Right of First Refusal

ARTICLE VIII SURVIVAL OF REPRESENTATIONS; INDEMNITY
         8.1 Survival of Representations and Warranties; Limitations
         8.2 Indemnification for Benefit of Buyer
         8.3 Indemnification for Benefit of Seller
         8.4 Notice of Claim
         8.5 Defense
         8.6 Time Limitations
         8.7 Limitations on Liability
         8.8 Exclusive Remedy

ARTICLE IX TAX MATTERS
         9.1 Responsibility for Filing Tax Returns
         9.2 Cooperation on Tax Matters
         9.3 Tax-Sharing Agreements
         9.4 Certain Taxes and Fees

ARTICLE X GOVERNING LAW AND DISPUTE RESOLUTION
         10.1 Governing Law
         10.2 Arbitration

ARTICLE XI MISCELLANEOUS
         11.1 Entire Agreement
         11.2 Referral Disclaimer
         11.3 Succession and Assignment
         11.4 Counterparts
         11.5 Headings
         11.6 Notices
         11.7 Amendments and Waivers
         11.8 Severability
         11.9 Expenses
11.10 Construction	14 14 15 15 17 17 17 17 17 17 18 18 18 20 21 22 22 23 24 24 24 25 25 25 26 26 26 26 26 26 27 27 28 28 28 29 29 29 29 30 30 30 30
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11.11 Incorporation of Exhibits, Annexes, and Schedules	31

Schedules:

Schedule 3.4 - Seller Litigation
Schedule 5.4-- Consents
Schedule 5.10 -- Contracts
Schedule 5.12 - Employee Matters
Schedule 5.15 - Permits Schedule
5.18 - Tax Matters Schedule
5.19 -- Intellectual Property Schedule
5.20 - Insurance Schedule
5.21 - Target Litigation Schedule
5.22 - Environmental, Health, and Safety Matters; Permits Schedule
6.5 - Target Employee Bonuses

Exhibits:

Exhibit A - Target Financial Statements
Exhibit B - Closing Balance Sheet
Exhibit C -- Form of IGRT Services Agreement between Seller and Target
Exhibit D -- Form of IGRT Sublease Services Agreement between Seller and Target
Exhibit 7.1(g) - Form of resignation and release

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STOCK PURCHASE AGREEMENT

        THIS STOCK PURCHASE AGREEMENT (the “Agreement”) is made and entered into as of October 10, 2008, by and between HEALTHTRONICS, INC., a Georgia corporation (the “Buyer”), and ATLANTIC UROLOGICAL ASSOCIATES, P.A., a Florida professional corporation (the “Seller”), and the Seller Shareholders (as defined below). The Buyer and Seller are referred to collectively herein as the “Parties.”

RECITALS

        WHEREAS, OCEAN RADIATION THERAPY, INC., a Delaware corporation (the “Target”), is a wholly owned subsidiary of Seller, and was formed by Seller to employ certain personnel and to provide same under contract to Seller for the purpose of Seller performing Image Guided Radiation Therapy (“IGRT”) procedures (the “Business”) at Seller’s facility in Daytona Beach, Florida (the “Facility”); and

        WHEREAS, Seller currently owns and operates all capital equipment and tangible assets, and employs certain other personnel necessary to the provision of the IGRT services and the operation of the Business and intends to continue to own and employ such assets and personnel; and

        WHEREAS, the Seller currently owns all of the issued and outstanding capital stock of the Target; and

        WHEREAS, this Agreement contemplates a transaction in which the Buyer will purchase from the Seller, and the Seller will sell to the Buyer, all of the issued and outstanding capital stock of the Target in return for cash.

        NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows:

ARTICLE I
DEFINITIONS

        Capitalized terms not otherwise defined herein shall have the following meanings:

        “Adverse Consequences” means all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, liabilities, obligations, taxes, liens, losses, expenses, and fees, including court costs and attorneys’ fees and expenses.

        “Affiliate” of a specified Person means a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Person specified.

        “Business” has the meaning set forth in the recitals above.

        “Buyer” has the meaning set forth in the preface above.

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        “Closing” has the meaning set forth in Section 2.3 below.

        “Closing Balance Sheet” means the balance sheet of Target as of the close of business on the Closing Date (without giving effect to any of the transactions contemplated hereby).

        “Closing Date” has the meaning set forth in Section 2.3 below.

        “Closing Debt” means the Target’s financial liabilities (including trade accounts payable incurred in the Ordinary Course of Business) as shown on the Closing Balance Sheet.

      “Code” means the Internal Revenue Code.

        “Confidential Information” means any information concerning the businesses and affairs of the Target that is not already generally available to the public.

        “Disclosure Schedules” means the disclosure schedules accompanying this Agreement. The Disclosure Schedules will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Agreement. Capitalized terms used in any particular Disclosure Schedule and not otherwise defined on such Disclosure Schedule will have the meanings ascribed to such terms in this Agreement.

        “Effective Time” has the meaning set forth in Section 2.3 below.

        “Employee Benefit Plan” means (a) employee benefit plans as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), whether or not funded and whether or not terminated; (b) employment agreements; and (c) personnel policies or fringe benefit plans, policies, programs and arrangements, whether or not subject to ERISA, whether or not funded and whether or not terminated, including, without limitation, stock bonus, deferred compensation, pension, severance, bonus, vacation, travel, incentive and health, disability and welfare plans.

        “Employee Bonuses” has the meaning set forth in Section 6.5 below.

        “Enforceability Exception” has the meaning set forth in Section 3.2 below.

        “Environmental, Health, and Safety Requirements” shall mean all federal, state, and local statutes, regulations, and ordinances concerning public health and safety, worker health and safety, and pollution or protection of the environment, including without limitation all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any hazardous materials, substances or wastes, as such requirements are enacted and in effect on or prior to the Closing Date.

        “Financial Statements” has meaning set forth in Section 5.14.

        “Former Shareholder” has the meaning set forth in Section 8.7(c) below.

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        “GAAP” means United States generally accepted accounting principles as in effect from time to time.

        “Income Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Income Taxes, including any schedule or attachment thereto.

        “Income Tax” means any federal, state, local, or foreign income tax, including any interest, penalty, or addition thereto, whether disputed or not.

        “Indemnified Party” has the meaning set forth in ARTICLE VIII below.

        “Indemnifying Party” has the meaning set forth in ARTICLE VIII below.

        “Intellectual Property” means all of the following in any jurisdiction throughout the world: (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, (b) all trademarks, service marks, trade dress, logos, slogans, trade names, corporate names, Internet domain names, and rights in telephone numbers, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (d) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (e) all computer software (whether commercial “off-the-shelf” software, specially developed, or customized for a Party, and including source code, executable code, data, databases, and related documentation), (f) all advertising and promotional materials, (g) all other proprietary rights, and (i) all copies and tangible embodiments thereof (in whatever form or medium).

        “Knowledge of Seller” or similar expressions mean the actual knowledge of the Seller Shareholders and the officers of the Target after due inquiry.

        “Leases” means all leases, subleases, licenses, concessions and other agreements (written or oral), including all amendments, extensions, renewals, guaranties, and other agreements with respect thereto, pursuant to which Target holds any Leased Real Property, including the right to all security deposits and other amounts and instruments deposited by or on behalf of Target thereunder.

        “Liability” means any liability or obligation of whatever kind or nature (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including, without limitation, any liability for Taxes.

        “Lien” means any mortgage, pledge, lien, encumbrance, charge, or other security interest, other than liens for Taxes not yet due and payable.

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        “Material Adverse Effect” or “Material Adverse Change” means any effect or change that would be (or could reasonably be expected to be) materially adverse to the business, assets, condition (financial or otherwise), operating results, operations, or business prospects of the Target, or to the ability of the Seller to consummate timely the transactions contemplated hereby (regardless of whether or not such adverse effect or change can be or has been cured at any time or whether the Buyer has knowledge of such effect or change on the date hereof), including any adverse change, event, development, or effect arising from or relating to (a) general business or economic conditions, including such conditions related to the business of the Target, (b) national or international political or social conditions, including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States, or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, (c) financial, banking, or securities markets (including any suspension of trading in, or limitation on prices for, securities on the New York Stock Exchange, American Stock Exchange, or NASDAQ Stock Market for a period in excess of three hours or any decline of either the Dow Jones Industrial Average or the Standard & Poor’s Index of 500 Industrial Companies by an amount in excess of 15% measured from the close of business on the date hereof), (d) changes in United States generally accepted accounting principles, and (e) changes in laws, rules, regulations, orders, or other binding directives issued by any governmental entity.

        “Ordinary Course of Business” means the ordinary course of business consistent with part custom and practice (including with respect to quantity and frequency), and, with respect to Target, includes the operation of Target’s business in the hands of Seller at any time during the two (2) years prior to Closing.

        “Party” has the meaning set forth in the preface above.

        “Permits” means all notifications, licenses, permits (including environmental, construction and operation permits), governmental franchises, registrations, certificates, approvals, exemptions, classifications, registrations and other similar documents, rights and authorizations issued by any federal, state or local or foreign government or any court, administrative, arbitrative or regulatory agency or commission or other governmental authority or agency, domestic or foreign.

        “Person” means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof).

        “Receivables” has the meaning set forth in 5.7 below.

        “Securities Act” means the Securities Act of 1933, as amended.

        “Securities Exchange Act” means the Securities Exchange Act of 1934, as amended.

        “Seller” has the meaning set forth in the preface above.

        “Seller Shareholder” means a shareholder of Seller as of the Effective Time.

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        “Shareholder Pro Rata Share” has the meaning set forth in Section 8.7(b) below.

        “Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association, or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof or (ii) if a limited liability company, partnership, association, or other business entity (other than a corporation), a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof and for this purpose, a Person or Persons own a majority ownership interest in such a business entity (other than a corporation) if such Person or Persons shall be allocated a majority of such business entity’s gains or losses or shall be or control any managing director or general partner of such business entity (other than a corporation). The term “Subsidiary” shall include all Subsidiaries of such Subsidiary.

        “Target Share” means any share of the stock of the Target.

        “Target” has the meaning set forth in the recitals above.

        “Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

        “Tax” or “Taxes” means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code §59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not and including any obligations to indemnify or otherwise assume or succeed to the Tax liability of any other Person.

ARTICLE II
PURCHASE AND SALE OF TARGET SHARES

2.1             Basic Transaction. On and subject to the terms and conditions of this Agreement, the Buyer agrees to purchase from Seller, and Seller agrees to sell to the Buyer, all of the issued and outstanding Target Shares for the consideration specified below in this ARTICLE II.

2.2            Purchase Price; Payment.

(a)	Purchase Price. The Buyer agrees to pay to the Seller the sum of Thirty-Four Million Nine Hundred Ninety-Two Thousand Seven Hundred Three Dollars ($34,992,703), less(a) the Closing Debt and less (b) the aggregate Employee Bonuses. The Purchase Price shall be subject to adjustment pursuant to Section 2.5. The net amount payable after adjustments is the “Purchase Price.”

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(b)	Payment of Purchase Price. The Purchase Price shall be paid as follows: (a) a sum equal to the Purchase Price less $200,000 shall be paid to Seller at Closing in cash by wire transfer to a single account designated in writing by Seller, and (b) the balance of the Purchase Price ($200,000), after any adjustment made pursuant to Section 2.5, shall be paid to Seller in accordance with Section 2.5 in cash by wire transfer to a single account designated in writing by Seller.

2.3     The Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Byrne, Cardenas & Smitherman LLP on or before October 10, 2008, or such other date as the Buyer and the Seller may mutually determine (the “Closing Date”). For the purposes of passage of title and risk of loss, allocation of expenses, adjustments and other economic or financial effects of the transactions contemplated hereby, the Closing when completed shall be deemed to have occurred at 11:59 p.m., local time, on the Closing Date (the “Effective Time”).

2.4     Deliveries at the Closing. At the Closing, (i) the Seller will deliver to the Buyer the various certificates, instruments, and documents referred to in Section 7.1 below, (ii) the Buyer will pay the Seller that portion of the Purchase Price that is required to be delivered to the Seller in cash on or before the Closing as provided in Section 2.2 above, and will deliver to the Seller the various certificates, instruments, and documents referred to in Section 7.2 below, and (iii) the Seller will deliver to the Buyer one or more stock certificates representing all of the issued and outstanding Target Shares, endorsed in blank or accompanied by duly executed assignment documents.

2.5     Purchase Price Adjustment.

(a)	Within thirty (30) days after the Closing Date, Buyer shall make an initial determination, based on the books and records of Target, of (a) the amount of any Taxes payable by Target related to the operations of Target prior to the Effective Time, (b) the amount (if any) of such Taxes paid by Target prior to the Effective Time (the sum of (a) minus (b) being the “Pre-Closing Tax Exposure”), and (c) the amount of cash and Receivables retained by the Target as of the Effective Time (the “Closing Revenue”). Subject to Section 2.5(b), if the Closing Revenue is less than the Pre-Closing Tax Exposure, the Purchase Price shall be decreased by such shortfall. If the Closing Revenue is greater than the Pre-Closing Tax Exposure, the Purchase Price shall be increased by such excess. The balance, if any, of Purchase Price after adjustments pursuant to this Section 2.5 shall be paid to Seller in accordance with the procedures of Section 2.2.

(b)	Buyer shall deliver to Seller its initial determination of the Pre-Closing Tax Exposure and Closing Revenue to be reviewed by Seller. If Seller is satisfied that such determination has been properly calculated, Seller shall so notify Buyer. If Seller disagrees with such calculation by Buyer, then Seller shall deliver to Buyer, within ten (10) days after its receipt of Buyer’s calculation of the Pre-Closing Tax Exposure and Closing Revenue, a written description of any adjustment proposed by Seller to such calculation, and Seller and Buyer shall negotiate in good faith to resolve any disagreement with respect thereto. If Seller and Buyer have not resolved any such disagreement within thirty (30) days after Buyer’s receipt of Seller’s proposed adjustment, then such disagreement shall be resolved in accordance with ARTICLE X.

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ARTICLE III
REPRESENTATIONS AND WARRANTIES OF SELLER

        The Seller represents and warrants to the Buyer as follows:

3.1     Organization of the Seller. The Seller is a professional corporation organized, validly existing, and in good standing under the laws of the State of Florida.

3.2     Authorization of Transaction. The Seller has full power and authority to execute and deliver this Agreement, to perform its obligations hereunder, and to consummate the transactions contemplated hereby. This Agreement constitutes the valid and legally binding obligation of the Seller, enforceable in accordance with its terms and conditions except as such enforceability may be subject to the effects of bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting the rights of creditors and general principles of equity(the “Enforceability Exception”). The Seller need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement.

3.3     Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (A) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Seller is subject or (B) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which the Seller is a party or by which it is bound or to which any of its assets is subject.

3.4     Litigation. Except as set forth on Schedule 3.4: There are no claims, actions, suits, proceedings, or investigations at law or equity before any court or governmental agency pending or, to Seller’s knowledge, threatened, against or affecting the Seller or Target (whether directly or by virtue of any prior transactions between Seller and Target), including, but not limited to, reimbursement or recoupment demands and actions and investigations by the Medicare and Medicaid programs, which seek damages, costs, payments, or injunctive relief against the Seller or Target, or that would have a Material Adverse Effect on Target, Target’s assets or its operations.

3.5     Operation of Business. Seller operates the Business and controls the performance of the IGRT services with Seller’s capital assets and other personnel not employed by Target. The employees of Target are necessary to the performance of an episode of care of IGRT services, but do not constitute all of the capital or labor necessary to the performance of the episode of care.

3.6     Broker’s Fees. The Seller has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which the Buyer could become liable or obligated.

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3.7     Target Shares. The Seller holds of record and owns beneficially the Target Shares free and clear of any restrictions on transfer (other than restrictions under the Securities Act and state securities laws), taxes, Liens, options, warrants, purchase rights, contracts, commitments, equities, claims, and demands. The Seller is not a party to any option, warrant, purchase right, or other contract or commitment that could require the Seller to sell, transfer, or otherwise dispose of any capital stock of the Target (other than this Agreement). The Seller is not a party to any voting trust, proxy, or other agreement or understanding with respect to the voting of any capital stock of the Target.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE BUYER

        The Buyer represents and warrants to Seller as follows:

4.1     Organization of the Buyer. The Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the State of Georgia.

4.2     Authorization of Transaction. The Buyer has full power and authority (including full corporate power and authority) to execute and deliver this Agreement, to perform its obligations hereunder, and to consummate the transactions contemplated hereby. This Agreement constitutes the valid and legally binding obligation of the Buyer, enforceable in accordance with its terms and conditions, subject to the Enforceability Exception. The Buyer need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement.

4.3     Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (A) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Buyer is subject or any provision of its charter or bylaws or (B) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which the Buyer is a party or by which it is bound or to which any of its assets is subject.

4.4     Brokers’ Fees. The Buyer has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which any Seller could become liable or obligated.

4.5     Investment. The Buyer is not acquiring the Target Shares with a view to or for sale in connection with any distribution thereof within the meaning of the Securities Act.

ARTICLE V
REPRESENTATIONS AND WARRANTIES CONCERNING THE TARGET

        The Seller represents and warrants to Buyer as follows:

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5.1     Organization, Qualification, and Corporate Power. The Target is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware. The Target is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the nature of the property owned or leased by it or the nature of the business conducted by it makes such qualification necessary. The Target has full corporate power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it.

5.2     Capitalization. The entire authorized capital stock of the Target consists of one thousand (1,000) Target Shares, all of which are issued and outstanding. All of the issued and outstanding Target Shares have been duly authorized, are validly issued, fully paid, and nonassessable, and are owned of record by the Seller. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require the Target to issue, sell, or otherwise cause to become outstanding any of its capital stock. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to the Target.

5.3     Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Target is subject or any provision of the charter or bylaws of the Target or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which the Target is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Lien upon any of its assets), except where the violation, conflict, breach, default, acceleration, termination, modification, cancellation, failure to give notice, or Lien would not have a Material Adverse Effect.

5.4     Consent to Transaction. Except as set forth on Schedule 5.4: Target does not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement, except where the failure to give notice, to file, or to obtain any authorization, consent, or approval would not have a Material Adverse Effect.

5.5     Broker’s Fees. The Target does not have any liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

5.6     Tangible Assets. The Target has good and marketable title to any tangible assets owned by the Target, free and clear of all Liens.

5.7     Receivables. All debts owed to and accounts receivable of Target (together, the “Receivables”) are reflected properly on its books and records, represent valid obligations arising from sales actually made or services actually performed in the ordinary course of Target’s business and require no additional performance by Target to render them valid. No Receivable is subject to any setoff or counterclaim, and all Receivables are current and collectible within ninety (90) days after the Closing Date.

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5.8     Legal Compliance. To the Knowledge of Seller, the Target has complied with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, local, and foreign governments (and all agencies thereof).

5.9     Real Property. The Target does not own or lease any real property.

5.10     Contracts. Schedule 5.10 lists all contracts, commitments, agreements (including agreements for the borrowing of money or the extension of credit), and Leases, whether written or oral, to which Target is party or by which Target or its assets are bound (the “Contracts”). Seller has delivered to Buyer true and complete copies of all written Contracts, including any and all amendments and other modifications thereto. To the Knowledge of Seller, each of the Contractsis valid, binding, and enforceable in accordance with its terms, subject to the Enforceability Exception and is in full force and effect. Target has not waived any of its rights under, or modified the terms of, any Contract orally or by a pattern of practice or otherwise. There are no existing defaults on the part of Target, and no events or circumstances have occurred which, with or without notice or lapse of time or both, would constitute defaults, under any of the Contracts on the part of Target. Except as set forth on Schedule 5.10, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement will, with respect to any Contract, (i) constitute a default thereunder; (ii) require the consent of any person or party; or (iii) affect the continuation, validity and effectiveness thereof or the terms thereof. There are no renegotiations of, attempts to renegotiate, or outstanding rights to renegotiate, any material amounts paid or payable to Target under any Contract, and to the Knowledge of Seller, Target has received no demands for such renegotiation.

5.11     Powers of Attorney. There are no outstanding powers of attorney (or documents of similar effect) executed on behalf of the Target.

5.12     Employee Matters. Except as set forth on Schedule 5.12:

(a)

Schedule 5.12 lists all of the Target’s employees (including the salary and benefits for each employee) and all of the employment agreements and arrangements to which the Target is a party with or with respect to its employees. Such employment agreements and arrangements include, without limitation, employee leasing arrangements, employee services agreements, and non-competition agreements.

(b)

To the Knowledge of the Seller, no employee of the Target, nor any consultant with whom the Target has contracted, is in violation of any term of any employment contract, proprietary information agreement or any other agreement relating to the right of any such individual to be employed by, or to contract with, the Target because of the nature of the business to be conducted by the Target, and, to the Knowledge of the Seller, the continued employment by the Target of its present employees, and the performance of the Target’s contracts with its independent contractors, will not result in any such violation. The Target has not received any notice alleging that any such violation has occurred. Except as set forth on Schedule 5.12, all employees of the Target are “at will” employees and the Target has not granted any employee the right to continued employment by the Target or to receive any material compensation following termination of employment with the Target (other than unpaid wages, salary, incentive compensation or benefits accrued prior to the date of such termination). The Target is not aware that any officer or key employee, or that any group of key employees, intends to terminate their employment with the Target, nor does the Target have a present intention to terminate the employment of any officer, key employee or group of key employees.

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(c)

Except as set forth on Schedule 5.12, (i) no director or officer or other employee of the Target will become entitled to any retirement, severance or similar benefit or enhanced or accelerated benefit (including any acceleration of vesting or lapse of repurchase rights or obligations with respect to any Employee Benefit Plan subject to ERISA or other benefit under any compensation plan or arrangement of the Target) as a result of the transactions contemplated in this Agreement; and (ii) no payment made or to be made to any current or former employee or director of the Target, or any of its Affiliates by reason of the transactions contemplated hereby (whether alone or in connection with any other event, including, but not limited to, a termination of employment) will constitute an “excess parachute payment” within the meaning of Section 280G of the Code.

(d)

Target is in compliance with all applicable federal, state, local and foreign statutes, laws (including, without limitation, common law), judicial decisions, regulations, ordinances, rules, judgments, orders and codes respecting employment, employment practices, labor, terms and conditions of employment and wages and hours. There are no suits, actions, disputes, claims (other than routine claims for benefits), investigations or audits pending or, to the Knowledge of the Seller, threatened in connection with any Employee Benefit Plan.

(e)

Schedule 5.12 lists each Employee Benefit Plan maintained by the Target that is subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). The Target does not sponsor an Employee Benefit Plan that is subject to Section 409A of the Code. With respect to each Employee Benefit Plan which is (or but for an exemption could be) subject to Section 409A of the Code (i) such plan has been maintained and administered in a manner consistent with avoiding adverse tax consequences under Section 409A of the Code, (ii) the transactions contemplated by this Agreement will not result in such adverse tax consequences, and Schedule 5.12 contains a description of the approach taken to date with respect to each such plan to comply with (or be exempt from) Section 409A of the Code, including, as applicable, a description of any transition relief utilized in connection with such Employee Benefit Plan.

(f)	All Target employees are experienced, qualified and possess an appropriate background in providing the IGRT related services as conducted by Target prior to the Effective Time.

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(g)

Neither Target nor any employee is excluded from participation under any state or federal health care program for the provision of items or services for which payment may be made under any state or federal health care program; (ii) Target has not arranged or contracted (by employment or otherwise) with any employee that Target or Seller knows or should know are excluded from participation in any state or federal health care program; and (iii) no final adverse action, as such term is defined under 42 U.S.C. Section 1320a-7e(g), has occurred or is pending or threatened against Target or against any employee, and to Seller’s Knowledge there is no basis therefor.

5.13     Books and Records. Target has previously made available to Buyer true and complete copies of the books and records of Target. Such books and records have been maintained in accordance with sound business practices and, where applicable, GAAP.

5.14     Financial Statements. Attached hereto as Exhibit A are the financial statements of Target, consisting of the unaudited consolidated and consolidating balance sheets and statements of income, changes in stockholders’ equity, and cash flow (the “Financial Statements”) as of and for the months ended September 30, 2008 (the “Most Recent Fiscal Month End”). Attached hereto as Exhibit B is the Closing Balance Sheet. The Financial Statements (including the notes thereto), and the Closing Balance Sheet have each been prepared in accordance with GAAP throughout the periods covered thereby, present fairly the financial condition of Target as of such dates and the results of operations of Target for such periods, are correct and complete, and are consistent with the books and records of Target; provided, however, that the Financial Statements are subject to normal year-end adjustments (which will not be material individually or in the aggregate) and lack footnotes and other presentation items.

5.15     Permits. Target has obtained and maintained all Permits applicable to the conduct of its business and necessary to permit it to own and use the properties owned and used by it. Schedule 5.15 lists all Permits held by Target and required for the operation of its business.

5.16     Subsidiaries. The Target has no Subsidiaries.

5.17     Undisclosed Liabilities. The Target does not have any liability or obligation of whatever kind or nature (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), and there is no past or present fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction that forms or could form the basis for any such liability or obligation, except for liabilities and obligations set forth on the face of the Financial Statements (rather than in any notes thereto).

5.18     Tax Matters. Except as disclosed on Schedule 5.18:

(a)

The Target has filed all Tax Returns that it was required to file under applicable laws and regulations. All such Tax Returns were correct and complete in all respects and were prepared in substantial compliance with all applicable laws and regulations. All Taxes due and owing by the Target (whether or not shown on any Tax Return) have been paid. The Target is not the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by an authority in a jurisdiction where the Target does not file Tax Returns that Target is or may be subject to taxation by that jurisdiction. There are no Liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of Target.

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(b)

The Target has withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

(c)

To the Knowledge of Seller, no authority will assess any additional Taxes for any period for which Tax Returns have been filed. No foreign, federal, state, or local tax audits or administrative or judicial Tax proceedings are pending or being conducted with respect to Target. The Target has not received from any foreign, federal, state, or local taxing authority any (A) notice indicating an intent to open an audit or other review, (B) request for information related to Tax matters, or (C) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any taxing authority against the Target.

(d)

Any unpaid Taxes of Target (A) do not, as of the Most Recent Fiscal Month End, exceed the reserve for Tax liability set forth on the face of the Most Recent Balance Sheet (not including any notes thereto) and (B) do not exceed that reserve as adjusted for the passage of time through the Closing Date. Since the date of the Most Recent Balance Sheet, Target has not incurred any liability for Taxes arising from extraordinary gains or losses, as that term is used in GAAP, outside the Ordinary Course of Business.

(e)

The Target will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any:

(i)	change in method of accounting for a taxable period ending on or prior to the Closing Date;

(ii)	installment sale or open transaction disposition made on or prior to the Closing Date; or

(iii)	prepaid amount received on or prior to the Closing Date.

5.19     Intellectual Property. Except as set forth on Schedule 5.19:

(a)

The Target owns and possesses or has the right to use pursuant to a valid and enforceable written license, sublicense, agreement, or permission all Intellectual Property necessary or desirable for the operation of the Business as presently conducted. Each item of Intellectual Property owned or used by the Target immediately prior to the Closing will be owned or available for use by the Target on identical terms and conditions immediately after the Closing. The Target has taken all necessary and desirable action to maintain and protect each item of Intellectual Property that it owns or uses.

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(b)

None of Target or its Business as presently conducted, has or will interfere with, infringe upon, misappropriate, or otherwise come into conflict with, any Intellectual Property rights of third parties; there are no facts indicating a likelihood of the foregoing; and the Seller has not ever received any charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or conflict (including any claim that Target must license or refrain from using any Intellectual Property rights of any third party).

5.20     Insurance. Schedule 5.20 sets forth the following information with respect to each insurance policy (including policies providing property, casualty, liability, and workers’compensation coverage and bond and surety arrangements) to which Target is a party, a named insured, or otherwise the beneficiary of coverage:

(a)	the name, address, and telephone number of the agent;

(b)	the name of the insurer, the name of the policyholder, and the name of each covered insured;

(c)	the policy number and the period of coverage;

(d)

the scope (including an indication of whether the coverage was on a claims made, occurrence, or other basis) and amount (including a description of how deductibles and ceilings are calculated and operate) of coverage; and

(e)	a description of any retroactive premium adjustments or other loss-sharing arrangements.

With respect to each such insurance policy: (A) the policy is legal, valid, binding, enforceable, and in full force and effect; (B) the policy will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby; (C) neither the Target, nor to the Seller’s Knowledge any other Party to the policy, is in breach or default (including with respect to the payment of premiums or the giving of notices), and no event has occurred that, with notice or the lapse of time, would constitute such a breach or default, or permit termination, modification, or acceleration, under the policy; and (D) no party to the policy has repudiated any provision thereof.

5.21     Litigation. Except as set forth on Schedule 5.21, neither Target nor any of its shareholders, directors, officers, or employees (i) is subject to any outstanding injunction, judgment, order, decree, ruling, or charge or (ii) is a party or, to the Knowledge of any of Seller, is threatened to be made a party to any action, suit, proceeding, hearing, or investigation of, in, or before (or that could come before) any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before (or that could come before) any arbitrator, in either case that would have any Material Adverse Effect. To the Knowledge of Seller, there is no reason to believe that any action, suit, proceeding, hearing, or investigation may be brought or threatened against Target or any of its shareholders, directors, officers, or employees, or that there is any past or present fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction that forms or could form the basis for the foregoing.

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5.22     Environmental, Health, and Safety Matters; Permits. Except as disclosed on Schedule 5.22:

(a)

Target and its predecessors and Affiliates have at all times complied and are in compliance with all Environmental, Health, and Safety Requirements. Without limiting the generality of the foregoing, each of Target and its predecessors and Affiliates have obtained and at all times complied with, and are in compliance with, all permits, licenses and other authorizations that are required pursuant to Environmental, Health, and Safety Requirements for the occupation of their facilities and the operation of their business; and a list of all such permits, licenses and other authorizations is set forth on Schedule 5.22.

(b)

Neither Target, nor any of its predecessors or Affiliates has received any written or oral notice, report or other information regarding any actual or alleged violation of Environmental, Health, and Safety Requirements.

(c)

Neither this Agreement nor the consummation of the transactions that are the subject of this Agreement will result in any obligations for site investigation or cleanup, or notification to or consent of government agencies or third parties, pursuant to any of the so-called “transaction-triggered” or “responsible property transfer” Environmental, Health, and Safety Requirements.

(d)

Target has not assumed, undertaken, provided an indemnity with respect to, or otherwise become subject to, any Liability, including without limitation any obligation for corrective or remedial action, of any other Person relating to Environmental, Health, and Safety Requirements.

(e)

No facts, events, or conditions relating to the past or present facilities, properties, or operations of Target or its predecessors or Affiliates will prevent, hinder, or limit continued compliance with Environmental, Health, and Safety Requirements, give rise to any investigatory, remedial, or corrective obligations pursuant to Environmental, Health, and Safety Requirements, or give rise to any other Liabilities pursuant to Environmental, Health, and Safety Requirements, including without limitation any relating to on-site or off-site releases or threatened releases of, or exposure to, hazardous materials, substances or wastes, personal injury, property damage or natural resources damage.

5.23     Events Subsequent to Most Recent Fiscal Month End. Since the Most Recent Fiscal Month End, there has not been any Material Adverse Change. Without limiting the generality of the foregoing, since that date:

(a)	the Target has not sold, leased, transferred, or assigned any of its assets, tangible or intangible, other than for a fair consideration in the Ordinary Course of Business;

(b)

the Target has not entered into any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) either involving more than $10,000 or outside the Ordinary Course of Business;

(c)	no party has accelerated, terminated, modified, or cancelled any agreement, contract, lease, or license to which Target is a party or by which it is bound;

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(d)	the Target has not imposed any Liens upon any of its assets, tangible or intangible;

(e)	the Target has not made any capital expenditure (or series of related capital expenditures) either involving more than $10,000;

(f)

the Target has not made any capital investment in, any loan to, or any acquisition of the securities or assets of, any other Person (or series of related capital investments, loans, and acquisitions) either involving more than $10,000 or outside the Ordinary Course of Business;

(g)

the Target has not issued any note, bond, or other debt security or created, incurred, assumed, or guaranteed any indebtedness for borrowed money or capitalized lease obligation either involving more than $10,000 singly or $20,000 in the aggregate;

(h)	the Target has not delayed or postponed the payment of accounts payable and other Liabilities outside the Ordinary Course of Business;

(i)

the Target has not cancelled, compromised, waived, or released any right or claim (or series of related rights and claims) either involving more than $10,000 or outside the Ordinary Course of Business;

(j)	the Target has not transferred, assigned, or granted any license or sublicense of any rights under or with respect to any Intellectual Property;

(k)	there has been no change made or authorized in the charter or bylaws of Target;

(l)

the Target has not issued, sold, or otherwise disposed of any of its capital stock, or granted any options, warrants, or other rights to purchase or obtain (including upon conversion, exchange, or exercise) any of its capital stock;

(m)

the Target has not declared, set aside, or paid any dividend or made any distribution with respect to its capital stock (whether in cash or in kind) or redeemed, purchased, or otherwise acquired any of its capital stock;

(n)	the Target has not experienced any damage, destruction, or loss (whether or not covered by insurance) to its property;

(o)	the Target has not made any loan to, or entered into any other transaction with, any of its directors, officers, and employees outside the Ordinary Course of Business;

(p)	the Target has not entered into or terminated any employment contract or collective bargaining agreement, written or oral, or modified the terms of any existing such contract or agreement;

(q)	the Target has not granted any increase in the base compensation of any of its directors, officers, and employees outside the Ordinary Course of Business;

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(r)	the Target has not made any other change in employment terms for any of its directors, officers, and employees outside the Ordinary Course of Business;

(s)	the Target has not made or pledged to make any charitable or other capital contribution outside the Ordinary Course of Business;

(t)	there has not been any other material occurrence, event, incident, action, failure to act, or transaction outside the Ordinary Course of Business involving Target;

(u)	the Target has not discharged a material Liability or Lien outside the Ordinary Course of Business;

(v)	the Target has not made any loans or advances of money; and

(w)	the Target has not committed to any of the foregoing.

5.24     Disclosure. The representations and warranties contained in this ARTICLE V do not contain any untrue statement of a fact or omit to state any fact necessary in order to make the statements and information contained in this ARTICLE V not misleading.

ARTICLE VI
POST-CLOSING COVENANTS

The Parties agree as follows with respect to the period following the Closing.

6.1     General. In case at any time after the Closing any further action is necessary to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other Party reasonably may request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefore under ARTICLE VIII below).

6.2     Disposition of Certain Debt of Seller. Seller covenants that promptly after the Effective Time it will use a portion of the Purchase Price, not to exceed Two Million Dollars ($2,000,000.00), for payment of, or shall reserve a portion of the Purchase Price sufficient for payment of, debts on Seller’s existing IGRT equipment as of the Effective Time. Deposit of such amounts (but not exceeding such amounts) into investment vehicles or wholly owned subsidiaries of Seller or of Seller Shareholders exclusively for the purpose of reserving such amounts for the payment of such debts shall satisfy this covenant.

6.3     Transition. The Seller will not take any action that is designed or intended to have the effect of discouraging any lessor, licensor, customer, supplier, or other business associate of Target from maintaining the same business relationships with Target after the Closing as it maintained with Target prior to the Closing. The Seller will refer all customer inquiries relating to the business of Target to Buyer from and after the Closing.

6.4     Noncompetition.

(a)

For a period starting as of the Closing Date and ending on the tenth (10th) anniversary of such date, without the prior written consent of Buyer, the Seller and each Seller Shareholder will not, directly or indirectly, invest in, own, manage, operate, finance, control, or participate in the ownership, management, operation, financing, or control of, any Competing Business within a radius of fifty (50) miles around any office of Seller existing as of the Effective Time; provided, however, that the Seller may purchase or otherwise acquire securities of any enterprise (but without otherwise participating in the activities of such enterprise) if such securities are listed on any national or regional securities exchange or have been registered under Section 12(g) of the Exchange Act. The Seller and each Seller Shareholder agrees that this covenant is reasonable with respect to its duration, geographical area, and scope in order to protect the legitimate business interests of the Buyer.

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(b)

A “Competing Business” means any Person engaged in the performance of technical IGRT services or the sale, leasing, or provision of equipment, personnel, or services for others to engage in the performance of IGRT services.

(c)

Exceptions. Nothing in this Agreement shall in any way limit Seller or any Seller Shareholder from rendering professional medical services in accordance with applicable laws, including without limitation, the professional component of IGRT services. Notwithstanding Section 6.4(a), Seller and the Seller Shareholders shall be permitted to continue the Competing Business in which they engage (and limited substantially to the same extent and manner in which they engage in such Competing Business) as of the Closing Date at 1620 Mason Avenue, Daytona Beach, Florida 32117, in accordance with the terms of the IGRT Services Agreement referenced in Section 7.1(e). Anything to the contrary contained herein notwithstanding, the restrictive covenants of this Section 6.4 shall be of no force or effect if the IGRT Services Agreement is terminated by Seller in accordance with Section 3.5 thereof as a result of an ORT Event of Default (as that term is defined in the IGRT Services Agreement) or if the IGRT Services Agreement is terminated by either party thereto pursuant to Section 3.8 of the IGRT Services Agreement.

6.5	Target Employee Bonuses. Within thirty (30) days after Closing, Buyer shall cause Target to issue employment bonuses (the “Employee Bonuses”) to certain of Target’s employees as follows:

(a)	Employee Bonuses will be paid only to those of Target’s employees who are listed on Schedule 6.5 (each an “Eligible Employee”); and

(b)

The amount of each Eligible Employee’s bonus will be equal to (i) 75% multiplied by (ii) the amount of the aggregate employer contribution for such Eligible Employee for fiscal year 2007 as more fully set forth on Schedule 6.5.

ARTICLE VII
CONDITIONS TO OBLIGATION TO CLOSE AND POST-CLOSING MATTERS

7.1         Conditions to Obligation of the Buyer. The obligation of the Buyer to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions.

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(a)

The representations and warranties set forth in ARTICLE III and ARTICLE V above shall be true and correct in all material respects at and as of the Effective Time, except to the extent that such representations and warranties are qualified by the term “material,” or contain the term “Material Adverse Effect” or “Material Adverse Change” in which case such representations and warranties shall be true and correct in all respects at and as of the Effective Time;

(b)	The Seller shall have performed and complied with all of its covenants hereunder in all material respects through the Closing;

(c)	There shall not be any injunction, judgment, order, decree, ruling, or charge in effect preventing consummation of any of the transactions contemplated by this Agreement;

(d)

The Seller shall have delivered to the Buyer (i) a certificate of the president of Seller to the effect that each of the conditions specified above in is satisfied in all respects, (ii) a copy of all corporate resolutions of Seller authorizing the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein and therein, accompanied by the certification of the Secretary of Seller to the effect that such resolutions are in full force and effect and have not been amended, modified or rescinded, and (iii) a good standing certificate of Target from the Secretary of State of Delaware and Florida;

(e)	The Seller shall have entered into an IGRT Services Agreement with Target in the form attached as Exhibit C hereto, effective as of the Effective Time;

(f)

The Seller and Target shall have executed a termination agreement as to certain obligations of the parties under Sections 3 and 4 of that certain contribution agreement dated September 24, 2008, and effective as of September 1, 2008, in the form agreed to by Seller and Buyer.

(g)

Each current director and officer of the Target shall have tendered his or her resignation from any position with the Target and provided a general release of all potential claims against the Target and the Buyer as of the Effective Time in the form attached hereto as Exhibit 7.1(g);

(h)	Target shall have provided Buyer with evidence of any required third party consents;

(i)

All actions to be taken by the Seller in connection with consummation of the transactions contemplated hereby and all certificates, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to the Buyer; and

(j)	The Target shall have entered into an IGRT Sublease and Services Agreement with the Seller in the form attached as Exhibit D hereto (“IGRT Sublease Agreement”), effective as of the Effective Time.

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(k)	The Buyer may waive any condition specified in this Section 7.1 if it executes a writing so stating at or prior to the Closing.

(l)

The Parties acknowledge that Seller has entered into that certain IMRT/IGRT Facility Sublease Agreement dated April 1, 2006 (the “Fluro Sublease”) with The Florida Urology Center, P.A. (“Fluro”), that under the Fluro Sublease Seller is obligated to provide certain assets and equipment for the benefit of Fluro in connection with Fluro’s provision of IGRT services, and included in the assets Seller is obligated to provide to Fluro under the Fluro Sublease are the personnel and supplies that will be provided by Target to Seller under the IGRT Sublease Agreement. Seller has advised Buyer of the existence of the Fluro Sublease and Buyer has had the opportunity to review the Fluro Sublease. Buyer and Seller believe the consent of Fluro is not required to effect the transactions contemplated in this Agreement but the parties acknowledge that Fluro may allege that its consent to the transactions contemplated hereby is required under one or more terms of the Fluro Sublease. Anything to the contrary contained herein notwithstanding, Buyer agrees and acknowledges that the consent of Fluro to the transactions contemplated hereby shall not be a condition precedent to Buyer’s obligations to consummate the transactions to be performed by it in connection with the Closing.

Nothwithstanding the foregoing, Seller agrees to diligently pursue and use its best commercial efforts to enter into a new sublease agreement with Fluro as soon as practicable on or after the Closing Date. Such new sublease agreement with Fluro will reflect the material business terms of the IGRT Sublease Agreement, and will be structured such that Fluro will be foreclosed (whether by consent, waiver, release, or otherwise) from asserting any claim that the provision by AUA to Fluro of any of the personnel or supplies of Target breaches the Fluro Sublease.

7.2     Conditions to Obligation of the Seller. The obligation of the Seller to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

(a)

The representations and warranties set forth in ARTICLE IV above shall be true and correct in all material respects at and as of the Closing Date, except to the extent that such representations and warranties are qualified by the term “material,” or contain the term “Material Adverse Effect” or “Material Adverse Change” in which case such representations and warranties shall be true and correct in all respects at and as of the Closing Date;

(b)	The Buyer shall have performed and complied with all of its covenants hereunder in all material respects through the Closing;

(c)	There shall not be any injunction, judgment, order, decree, ruling, or charge in effect preventing consummation of any of the transactions contemplated by this Agreement;

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(d)	The Buyer shall have delivered to the Seller a certificate to the effect that each of the conditions specified above is satisfied in all respects;

(e)

All actions to be taken by the Buyer in connection with consummation of the transactions contemplated hereby, including without limitation, the payment of the Purchase Price to the Seller as provided in Section 2.2 above, and all certificates, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to the Seller;

(f)	The Seller shall have entered into an IGRT Services Agreement with Target in the form attached as Exhibit C hereto, effective as of the Effective Time; and

(g)	The Target shall have entered into an IGRT Sublease Agreement with the Seller in the form attached as Exhibit D hereto, effective as of the Effective Time.

(h)	The Seller may waive any condition specified in this Section 7.2 if it executes in writing so stating at or prior to the Closing.

7.3     Right of First Refusal. In the event Seller receives a Bona Fide Offer (defined below), Seller agrees that it shall not sell all or any portion of the Business without first complying the terms and conditions of this Section 7.3.

(a)	Definitions. The following terms shall have the following meanings whenever used in this Section 7.3:

(i)

  “Bona Fide Offer” shall mean a legally enforceable offer in writing, made and signed by a third party offeror unaffiliated with Seller or any Seller Shareholder, to purchase the Seller’s Business, whether by acquisition of assets, acquisition of equity, merger or otherwise, and which is received by Seller during the period beginning on the Closing Date and ending ten (10) years thereafter, and which is otherwise acceptable to Seller as determined in Seller’s sole discretion.

(ii)

  “Registered Notice” shall mean notice sent by either (a) registered or certified mail, return receipt requested, postage prepaid, or (b) by overnight delivery using a nationally recognized overnight delivery services, and, if such Registered Notice is sent with respect to a Bona Fide Offer, such Registered Notice shall contain a true and complete copy of the Bona Fide Offer, setting forth the price and all terms and conditions of the Bona Fide Offer, with the name and address of the offeror. Any notice which does not contain all such requisite information shall not be considered a “Registered Notice” for the purposes of this Section 7.3.

(b)

Receipt of a Bona Fide Offer. Within ten (10) days of the receipt of a Bona Fide Offer, Seller shall give Registered Notice to Buyer and shall offer to sell the Business to Buyer for a purchase price equal to the same price and upon the same or reasonably equivalent terms and conditions as are contained in the Bona Fide Offer.

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(c)	Procedure. Whenever a Bona Fide Offer has been received by Seller and Registered Notice of the Bona Fide Offer has been sent to Buyer, the following procedures shall be complied with:

(i)

  For a period of thirty (30) days, Buyer shall have the right to exercise an option to purchase the Business for a purchase price equal to the same price and upon the same or reasonably equivalent terms and conditions as are contained in the Bona Fide Offer. Buyer shall exercise such option by written notice to Seller within such 30-day period in the same manner as the Registered Notice.

(ii)

  If Buyer shall not exercise such option within such 30-day period, Seller shall have the right to accept the Bona Fide Offer in whole (but not in part) and to sell the Business, but only in accordance with all of the provisions of the Bona Fide Offer, and only if the sale is fully consummated within one hundred twenty (120) days after the expiration of the Buyer’s option. In the event such sale is not fully consummated within such 120-day period, the provisions of this Section 7.3must again be complied with by Seller with respect to any Bona Fide Offer.

(iii)

  If Buyer exercises such option, Buyer and Seller shall use their reasonable efforts to close the purchase transaction contemplated by the Bona Fide Offer within ninety (90) days but in no event later than one hundred twenty (120) days of Buyer’s notice of exercise of the option.

ARTICLE VIII
SURVIVAL OF REPRESENTATIONS; INDEMNITY

8.1     Survival of Representations and Warranties; Limitations.

(a)

All representations and warranties of the parties hereto contained in this Agreement shall survive the execution and delivery of this Agreement and the Closing hereunder for a period of eighteen (18) months after the Closing Date, except with respect to fraud or intentional misrepresentation, which shall survive for the relevant statute of limitations.

(b)

Buyer acknowledges, on behalf of itself and its Affiliates and Subsidiaries, that the Seller has not made any representation or warranty to Buyer or to any of its Affiliates or Subsidiaries, except as specifically set forth in this Agreement and all of the agreements contemplated by this Agreement.

(c)

The disclosure of any item on any particular Schedule shall be deemed to be equivalent to the disclosure of such item on any other Schedule, provided that clear and conspicuous cross-references to and on such particular Schedule and any such other Schedule are made.

(d)

No representation or warranty to Buyer is made with respect to any estimates, financial projections, or forecasts relating to either the Seller or the Target, including the reasonableness of the assumptions underlying such estimates, projections and forecasts. With respect to any such estimate, projection or forecast delivered by or on behalf of the Seller or Target, Buyer acknowledges that (i) there are uncertainties inherent in attempting to make such estimates, projections and forecasts, (ii) Buyer is familiar with such uncertainties, (iii) Buyer is taking full responsibility for making its own evaluation of the adequacy and accuracy of all such estimates, projections and forecasts so furnished to it, and (iv) Buyer shall have no claim against the Seller or any other Person with respect thereto. Buyer agrees that, in entering into this Agreement and all of the agreements contemplated by this Agreement, that it has not relied on any express or implied representation or warranty by the Seller or the Target not expressly contained in this Agreement and all of the agreements contemplated by this Agreement.

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8.2     Indemnification for Benefit of Buyer. From and after the Effective Time, Seller, and each of the Seller Shareholders (severally, but not jointly, and subject to Section 8.7) (each a “Seller Indemnitor” and together, the “Seller Indemnitors”), shall indemnify, defend and hold harmless Buyer and its officers, directors, members and affiliates (the “Buyer Indemnitees”) from, against and with respect to any and all actions or causes of action, losses, damages, claims, obligations, liabilities, penalties, fines, costs and expenses (including, without limitation, reasonable attorneys’ and consultants’ fees and costs and expenses incurred in investigating, preparing, defending against or prosecuting any litigation, claim, proceeding, demand or request for action by any governmental or administrative entity), of any kind or character (a “Loss”) arising out of or in connection with any of the following:

(a)

any breach of any of the representations or warranties of Seller contained in or made pursuant to this Agreement or any transfer instrument or other certificate or document delivered by Seller pursuant to this Agreement;

(b)	any failure by Seller to perform or observe, or to have performed or observed, in full, any covenant, agreement, obligation or condition to be performed or observed by it pursuant to this Agreement;

(c)

any and all liabilities and obligations of Target or Seller, of any kind or nature whatsoever, whether accrued, absolute, contingent or otherwise, known or unknown, arising prior to the Effective Time;

(d)	any claim by Fluro that the provision by AUA to Fluro of any of the personnel or supplies of Target breaches the Fluro Sublease;

(e)

any and all (i) Taxes (or the non-payment thereof) of Target for all taxable periods ending on or before the Closing Date and the portion through the end of the Closing Date for any taxable period that includes (but does not end on) the Closing Date (“Pre-Closing Tax Period”), and (ii) Taxes of any person (other than the Target) imposed on the Target as a transferee or successor, by contract or pursuant to any law, rule, or regulation, which Taxes relate to an event or transaction occurring before the Closing; and

(f)	any product or component thereof distributed, sold, or leased by, or any services provided by, Target prior to the Effective Time.

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8.3     Indemnification for Benefit of Seller. From and after the Closing, Buyer shall indemnify, defend, and hold harmless Seller from, against, and with respect to any Loss arising out of or in connection with any of the following:

(a)	any breach of any of the representations and warranties of Buyer contained in or made pursuant to this Agreement;

(b)	any failure by Buyer to perform or observe, or to have performed or observed, in full, any covenant, agreement, obligation or condition to be performed or observed by it pursuant to this Agreement; or

(c)	Buyer’s ownership of the Target and the operation of the Target after the Effective Time.

8.4     Notice of Claim. Any party seeking to be indemnified hereunder (the “Indemnified Party”) shall promptly notify the party from whom indemnity is sought (the “Indemnity Obligor”) in writing of any claim for recovery, specifying in reasonable detail the nature of the Loss; provided, however, that no delay on the part of the Indemnified Party in notifying any Indemnity Obligor shall relieve the Indemnity Obligor of any obligation hereunder unless the Indemnity Obligor thereby is materially prejudiced. The Indemnified Party shall provide to the Indemnity Obligor as promptly as practicable thereafter all information and documentation reasonably requested by the Indemnity Obligor to verify the claim asserted.

8.5     Defense.

(a)

If the facts pertaining to a Loss arise out of the claim of any third party or a governmental authority, or if there is any claim against a third party or a governmental authority available by virtue of the circumstances of the Loss, the Indemnity Obligor may, by giving written notice to the Indemnified Party within twenty (20) business days following its receipt of the notice of such claim, elect to assume and control the defense or the prosecution thereof, including through the employment of counsel, accountants and environmental and other consultants and contractors at its cost and expense. The Indemnified Party shall have the right to employ counsel separate from counsel employed by the Indemnity Obligor in any such action and to participate therein, but the fees and expenses of such counsel shall be at the Indemnified Party’s own expense. In such event, the Indemnity Obligor shall have the right to settle or resolve any such claim by a third party or governmental authority; providedhowever, that any such settlement or resolution contemplated by the Indemnity Obligor that involves any action by the Indemnified Party shall not be concluded without the prior written approval of the Indemnified Party, which approval shall not be unreasonably withheld.

(b)

Whether or not the Indemnity Obligor chooses so to defend or prosecute such claim, all the parties hereto shall cooperate in the defense or prosecution thereof and shall furnish such records, information, and testimony and shall attend such conferences, discovery proceedings and trials as may be reasonably requested in connection therewith. Where the Indemnified Party or the Indemnity Obligor is defending and controlling any claim, they shall select counsel, contractors, experts and consultants of recognized standing and competence to take all steps necessary in the investigation, defense or settlement thereof and shall at all times diligently and promptly pursue the resolution thereof. The party conducting the defense thereof shall at all times act as if all Losses relating to any such claim are for its own account and shall act in good faith and with reasonable prudence to minimize Losses therefrom. The Indemnity Obligor shall not be liable for any settlement of any such claim effected without its prior written consent, which shall not be unreasonably withheld.

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8.6     Time Limitations. Any claim asserted pursuant to Sections 8.2 or 8.3 must be submitted to the Indemnity Obligor within eighteen (18) months after the Effective Time in order for there to be any obligation by the Indemnity Obligor to indemnify with respect to any such claim; provided, however, that (a) any claims for Losses by Buyer or Seller involving intentional misrepresentation or fraud, and (b) any claims for Losses by Buyer (i) for a breach by Seller or Seller’s Shareholders of Section 6.4 (Noncompetition) and (ii) under Sections 8.2(c), 8.2(e), and 8.2(f), under any circumstances, may be made at any time subject only to applicable statutes of limitation.

8.7     Limitations on Liability. Notwithstanding anything in this Agreement to the contrary, but except in the case of fraud or intentional misrepresentation, the following limitations on liability shall apply:

(a)	In no event shall the aggregate liability of the Seller pursuant to this ARTICLE VIII exceed the Purchase Price;

(b)

No Seller Shareholder will be liable for any Loss indemnified pursuant to Section 8.2 in excess of such Seller Shareholder’s pro rata share of such Loss (as further limited by the aggregate liability cap set forth in Section 8.7(a) hereof) based on the number of shares of Seller stock beneficially owned by such Seller Shareholder divided by the total number of issued and outstanding shares of Seller stock, all as of the Effective Time (the “Shareholder Pro Rata Share”); and

(c)

In the event of a Buyer Loss indemnified pursuant to this ARTICLE VIII arising out of a breach of Section 6.4 (Noncompetition) by a Seller Shareholder who, at the time of such breach, is no longer an employee or shareholder of Seller or any Affiliate of Seller (a “Former Shareholder”), then Buyer agrees that it shall only seek indemnity for such Loss against such Former Shareholder up to the Shareholder Pro Rata Share of such Former Shareholder, and Buyer shall not seek indemnity for such Loss against Seller or the remaining Seller Shareholders.

8.8     Exclusive Remedy. Except (a) for injunctive relief the parties may seek in connection with a breach of Section 6.4 hereof, (b) in the case of intentional misrepresentation or fraud, and (c) for any remedies provided in any other agreement contemplated by this Agreement, the remedies provided in this ARTICLE VIII shall be the exclusive remedies of the parties hereto after the Effective Time in connection with any breach of a representation and warranty, nonperformance, partial or total, of any covenant or agreement contained herein or any other matter relating to the transactions contemplated hereby.

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ARTICLE IX
TAX MATTERS

        The following provisions shall govern the allocation of responsibility as between the Buyer and the Seller for certain tax matters following the Closing Date:

9.1     Responsibility for Filing Tax Returns. The Seller shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for the Target for all taxable periods ending on or before the Closing Date and the portion through the end of the Closing Date for any taxable period that includes (but does not end on) the Closing Date.

9.2     Cooperation on Tax Matters.

(a)

The Buyer, the Target, and the Seller shall cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the filing of Tax Returns pursuant to this 9.2 and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other Party’s request) the provision of records and information that are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Seller agrees (A) to retain all books and records with respect to Tax matters pertinent to the Target relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (B) to give the other Party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the Buyer so requests, the Seller shall allow the Buyer to take possession of such books and records.

(b)

The Buyer and the Seller agree, upon request, to use their best efforts to obtain any certificate or other document from any governmental authority or any other Person as may be necessary to mitigate, reduce, or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

9.3     Tax-Sharing Agreements. All tax-sharing agreements or similar agreements with respect to or involving the Target shall be terminated as of the Closing Date and, after the Closing Date, the Target shall not be bound thereby or have any liability thereunder.

9.4     Certain Taxes and Fees. All transfer, documentary, sales, use, stamp, registration and other such Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with consummation of the transactions contemplated by this Agreement shall be paid by the Seller when due, and the Seller will, at its own expense, file all necessary Tax Returns and other documentation with respect to all such Taxes, fees and charges, and, if required by applicable law, the Buyer will, and will cause its Affiliates to, join in the execution of any such Tax Returns and other documentation.

ARTICLE X
GOVERNING LAW AND DISPUTE RESOLUTION

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10.1     Governing Law. This Agreement shall be governed in all respects (including matters of construction, validity, and performance) by the internal laws of the State of Delaware, United States, without giving effect to principles of conflicts of law that would obtain a different result.

10.2     Arbitration.

(a)

All disputes arising in connection with this Agreement shall be finally settled by binding arbitration under the rules of the American Arbitration Association (“AAA”), except as the rules of the AAA (“AAA Rules”) are modified by this Section 10.2. Any arbitration shall be heard by a panel of three (3) arbitrators, at least one (1) of whom shall be a former member of the federal bench. Seller shall appoint one arbitrator, Buyer shall appoint one arbitrator, and the two (2) arbitrators so appointed shall select the third arbitrator; provided if such two (2) arbitrators are unable to select the third arbitrator within thirty (30) days, then the third arbitrator shall be selected by the AAA. The third arbitrator, regardless of how selected, shall chair the arbitration panel. If, after appointment or selection, an arbitrator is unable to continue to act as an arbitrator, then a replacement arbitrator will be appointed or selected as set forth in this Section 10.2. The situs of the arbitration will be Atlanta, Georgia, unless otherwise mutually agreed by the parties. The arbitration shall be conducted in English. Not less than thirty (30) days prior to the date on which the arbitration proceeding is to begin, each party shall submit to the other party the documents, in English, and a list of witnesses it intends to use in the arbitration proceeding. At any oral hearing of evidence in connection with the arbitration proceeding, each party, or its legal counsel shall have the right to examine witnesses and cross-examine the witnesses of the opposing party. All costs and fees of the arbitration payable to the AAA (or its affiliates) and the arbitrators (not including a party’s own expenses for preparation for and participation in the arbitration) shall be borne equally by the parties. Each party shall bear its own expenses for preparation for and participation in the arbitration.

(b)

The arbitrators shall apply the substantive law of the State of Delaware to any decision issued by the arbitration panel, and the arbitrators shall be so instructed. The arbitrators shall issue a written opinion stating the findings of fact and the conclusions of law upon which the decision is based. Any arbitration award for money damages shall be in currency of the United States of America. The award and any order of the arbitrators shall be final and binding on all parties to such arbitration and judgment thereon may be entered in any court having jurisdiction thereof.

(c)

Without limiting the foregoing and without consenting to the jurisdiction of the courts of any jurisdiction for any other purpose or waiving its right to arbitration as provided herein, each party shall also have the right to seek injunctive relief and other provisional remedies in any court of competent jurisdiction. Nothing in this Section 10.2 excuses a party from performing its obligations under this Agreement during the dispute resolution process.

(d)

Each party consents to the personal and subject matter jurisdiction of the arbitration proceedings as provided herein and waives any defense based upon forum non conveniens or lack of personal or subject matter jurisdiction.

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(e)

Each party acknowledges, agrees and represents that the provisions with respect to governing law, arbitration, choice of venue and jurisdiction, as well as the remaining provisions of this Agreement, have been negotiated and entered into voluntarily after consultation by each party with its legal counsel and with a full understanding of the business and legal consequences of such provisions and this Agreement.

ARTICLE XI
MISCELLANEOUS

11.1     Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they have related in any way to the subject matter hereof.

11.2     Referral Disclaimer.

(a)

The amounts paid by Buyer hereunder have been determined by the Parties’ good faith and arms-length bargaining to be the fair market value of the Target Shares. The amounts have not been determined in any manner that takes into account the volume or value of any potential referrals between the Seller or any physicians, persons or entities affiliated with or owned or controlled by the Seller, specifically including, without limitation, prior to the Closing the Target (“Seller Referral Parties”) and the Buyer or any physicians, persons or entities affiliated with or owned or controlled by the Buyer, specifically including, without limitation, following the Closing the Target (“Buyer Referral Parties”). No amount paid hereunder is intended to be, or shall be construed to be, an inducement or payment for referral of patients or other business generated between any of the Seller Referral Parties or any of the Buyer Referral Parties. In addition, the amount paid hereunder does not include any discount, rebate, kickback or reduction in charge, and the amount paid is not intended to be, nor shall it be construed to be, an inducement or payment for referral of business by any of the Seller Referral Parties to any of the Buyer Referral Parties, or vice versa.

(b)

The Parties understand, acknowledge and agree that the fees payable under the IGRT Services Agreement and the IGRT Sublease Agreement (collectively the “IGRT Leases”) represent the fair market value of the personnel and other related services and supplies provided under the IGRT Leases in light of existing contractual undertakings between the relevant parties and are the result of good faith and arms-length bargaining. No amount paid under the IGRT Leases is intended to be, or shall be construed to be, an inducement or payment for referral of patients or other business generated between any of the Seller Referral Parties or any of the Buyer Referral Parties. In addition, the amount charged under the IGRT Leases does not include any discount, rebate, kickback or reduction in charge, and the amount charged is not intended to be, nor shall it be construed to be, an inducement or payment for referral of business by any of the Seller Referral Parties to any of the Buyer Referral Parties, or vice versa.

(c)

The Parties further agree that none of the Seller Referral Parties is under any obligation to refer patients or other business to the Buyer Referral Parties, or vice versa, and each of the Seller Referral Parties and the Buyer Referral Parties may elect to refer patients or other business elsewhere to other providers or entities unrelated to any of the Seller Referral Parties or any of the Buyer Referral Parties, as applicable. The Seller and Buyer agree that except as expressly set forth herein, there are no side agreements between the Parties relating to performance of or payment of compensation or remuneration between the Parties or between any of the Seller Referral Parties to any of the Buyer Referral Parties, or vice versa.

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11.3     Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the Buyer and the Seller; provided, however, that the Buyer may (i) assign any or all of its rights and interests hereunder to one or more of its Affiliates and (ii) designate one or more of its Affiliates to perform its obligations hereunder (in any or all of which cases the Buyer nonetheless shall remain responsible for the performance of all of its obligations hereunder).

11.4     Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

11.5     Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

11.6     Notices. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if (and then two business days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

         If to the Buyer:

                  HealthTronics, Inc.
                  1301 Capital of Texas Highway
                  Suite 200B
                  Austin, TX 78746-6550
                  Attention: Clayton H. Duncan
                  Telephone: (512) 314-4382
                  Facsimile: (512) 314-4305

                  With a copy (which shall not constitute notice) to:

                           Womble Carlyle Sandridge & Rice PLLC
                           One West Fourth Street
                           Winston-Salem, NC 27101
                           Attention: Gregory L. Smith, Esq.
                           Telephone: (336) 721-3665
                           Facsimile: (336) 721-8353

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         If to the Seller:

                  Atlantic Urological Associates, P.A.
                  545 Health Boulevard
                  Daytona Beach, FL 32114
                  Attention: Jeffrey A. Dann, M.D., MBA
                  Telephone: (386) 239-8500
                  Facsimile: (386) 239-8530

                  With a copy (which shall not constitute notice) to:

                           Byrne, Cardenas & Smitherman, LLP
                           5400 LBJ Freeway
                           Suite 1325
                           Dallas, TX 75240
                           Attention: Greg A. Cardenas
                           Telephone: (972) 371-5264
Facsimile: (972) 371-5270

Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

11.7     Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Buyer and the Seller. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

11.8     Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

11.9     Expenses. The Buyer and Seller and the Target, will bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the Transactions contemplated hereby.

11.10     Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word “including” shall mean including without limitation.

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11.11     Incorporation of Exhibits, Annexes, and Schedules. The Exhibits, Annexes, and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

[Remainder of page intentionally left blank; Signature page follows]

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        IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

BUYER

HEALTHTRONICS, INC.

By: /s/ James Whittenburg

Name: James Whittenburg

Title: President

SELLER

ATLANTIC UROLOGICAL ASSOCIATES, P.A.

By: /s/ Michael S. Grable, M.D.

Name: Michael S. Grable, M.D.

Title: President

[Remainder of page intentionally left blank; Seller Shareholders signature page follows]

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        IN WITNESS WHEREOF, the Seller Shareholders have executed this Agreement as of the date first above written.

SELLER SHAREHOLDERS

/s/ B. Thomas Brown, M.D.
    B. Thomas Brown, M.D.

/s/ Anthony L. Cantwell, M.D.
Anthony L. Cantwell, M.D.

/s/ Ramesh K. Chopra, M.D.
Ramesh K. Chopra, M.D.

/s/ Jeffrey A. Dann, M.D.
Jeffrey A. Dann, M.D.

/s/ Martin K. Dineen, M.D.
Martin K. Dineen, M.D.

/s/ Howard B. Epstein, M.D.
Howard B. Epstein, M.D.

/s/ Michael S. Grable, M.D.
Michael S. Grable, M.D.

/s/ Robert W. Lankford, M.D.
Robert W. Lankford, M.D.

/s/ Matthew M. Merrell, M.D.
Matthew M. Merrell, M.D.

/s/ Terrence C. Regan, M.D.
Terrence C. Regan, M.D.

/s/ Stephen G. Weiss II, M.D.
Stephen G. Weiss II, M.D.

/s/ Robert C. Youngman, M.D.
Robert C. Youngman, M.D.

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EXHIBIT A

Target Financial Statements

1

EXHIBIT B

Closing Balance Sheet

1

EXHIBIT C

Form of IGRT Services Agreement between Seller and Target

1

EXHIBIT 7.1(g)

Form of Resignation and Release

2

EXHIBIT D

Form of IGRT Sublease Services Agreement between Seller and Target

1